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The Loewen Group Inc.   January 7, 1997   Page 1


THE LOEWEN GROUP INC.
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                                      NEWS

Stock Symbols:

NYSE:            LWN                               Media Contacts:
TSE:             LWN                               Dave Laundy, Vice President,
ME:              LWN                               Communications
(All amounts listed in U.S. dollars)               The Loewen Group Inc.
                                                   Tel: (604) 293-7857

                                                   Thomas C. Franco
                                                   Broadgate Consultants, Inc.
                                                   Tel: (212) 229-2222


                             FOR IMMEDIATE RELEASE

             LOEWEN GROUP TO PURSUE ITS INDEPENDENT GROWTH STRATEGY



         o       LOEWEN ANNOUNCES RECORD ACQUISITIONS FOR 1996


VANCOUVER, BRITISH COLUMBIA, JANUARY 7, 1997 - The Loewen Group Inc. (NYSE, TSE, ME: LWN) announced today that it is pleased that Service Corporation International (SCI) has decided to withdraw its hostile takeover bid.

The Company takes exception with the reasons cited in SCI's press release earlier today for withdrawing its hostile bid. The Loewen Board of Directors has consistently stated that the SCI proposal was inadequate and the best way to maximize value for shareholders is through the continued implementation of the Company's superior long-term business plan as an independent company.

Raymond L. Loewen, chairman and chief executive officer said, "Today's announcement is good news for the industry, Loewen Group shareholders and consumers. Our company has performed
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The Loewen Group Inc.   January 7, 1997   Page 2


strongly throughout 1996, and with this distraction behind us, we look forward to continued implementation of our growth strategy in 1997. As the preferred acquirer in the funeral home and cemetery industry, our company has laid a solid foundation for continued growth."

The Company announced that during 1996 its funeral home and cemetery acquisition activity reached a record level, and the aggressive pace of acquisition activity is continuing into 1997. The Company was involved in acquisitions or structured transactions totaling $1.4 billion last year.

During 1996, The Loewen Group signed or closed acquisitions totaling a record $830 million, compared with $795 million the previous year. The Company was also involved in two major transactions completed with Blackstone Capital Partners II Merchant Banking Fund L.P. to purchase Prime Succession Inc. of Batesville, Indiana--North America's fourth largest supplier of funeral services--for $295 million and Rose Hills cemetery and related mortuary of Los Angeles--the largest cemetery in North America--for $240 million.

Mr. Loewen stated, "I am very optimistic about our ability to build shareholder value in the future as we execute The Loewen Group's growth plans."

With corporate offices in Vancouver, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest funeral home and cemetery service company in North America. The Company employs in excess of 13,000 people and owns or operates 956 funeral homes and 313 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.